EXHIBIT A
NOTE #                                                          $XX,XXX.xx

                            XXXXXXX  XX, 1998

                         THE BALANCED WOMAN, INC.

                      10% DEMAND SUBORDINATED NOTE

                       PRINCIPAL DUE: March 1, 1999

          QUARTERLY PRINCIPAL PAYMENTS DUE THROUGH: March 1, 1999


   THE BALANCED WOMAN, INC., a Colorado corporation (the "Company"), for value received, promises to pay to the registered holder whose name appears below (the "Holder"), or the registered assigns thereof:

   (1)  the Principal Amount on or before March 1, 1999; and

   (2) interest at the Interest Rate on the Principal Amount from the date of this Note, quarterly on June 1, September 1, December 1, and March 1 of each year, beginning on June 1, 1998, until the Unpaid Principal Amount is paid in full.

Registered Holder:



Original Principal Amount:  $XX,XXX.xx

First Interest Payment Date: June 1, 1998

Interest Rate:  10% per annum based on a year of 365 days.

   Payments shall be in coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, except as provided in Section 2.1. Payments shall be made by check mailed to the address of the registered Holder in accordance with Sections 9 and 11, except where presentment is required hereby
(see Section 2).

THIS DEBENTURE WAS ISSUED PURSUANT TO, AND IS SUBJECT TO, THAT CERTAIN DEMAND NOTE/COMMON STOCK WARRANT PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE HOLDER ("THE AGREEMENT").

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                               Month, day, 1998


                            THE BALANCED WOMAN, INC.

                          10% DEMAND SUBORDINATED NOTE

   NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby accepted and acknowledged, the parties reduce to writing and ratify the following agreement.

   1. The Notes. This Note is one of a series of Notes (the "Notes") issued or to be issued by the Company, having an aggregate original principal amount of up to $200,000, and is to be identical with the other Notes in all material respects except the original principal amount of this Note (the "Original Principal Amount") and the date, which are set forth on the first page of this Note, and the initial Interest Payment Date.

   2. Payment and Prepayment (Redemption). The principal of this Note shall be paid, and may be prepaid or redeemed as follows.

      2.1  Principal; Unpaid Principal Amount; Interest. The Unpaid
           Principal Amount shall be due and payable on or before March 1, 1999; provided, however, that in the event of demand for repayment in part of the Note, the amount of each of the remaining payments shall be adjusted pro rata. "Unpaid Principal Amount," as used herein, shall mean the Original Principal Amount minus any principal amount repaid. Interest shall be payable at the Interest Rate on the Unpaid Principal Amount from the date of this Note quarterly on June 1, September 1, December 1, and March 1 of each year (an "Interest Payment Date"), beginning on June 1, 1998, until the Unpaid Principal Amount is paid in full.

      2.2 Demand Payment. The holder of this Note shall have the first right, at such holder's option to demand re-payment of all principal and interest due under this Note, whether upon maturity or otherwise, to make a purchase of equal value in any equity financing opportunities offered by the Company.

           1. Procedure. For Demand Payment, the Holder must present this Note at the office or agency of the Company designated for payments along with: (1) the Demand for Payment form (attached hereto as Exhibit A-1) properly executed; and a properly executed assignment form (attached hereto as Exhibit A-2) if any of the payments are to be issued in a name other than a registered Holder's. On the demand date or as promptly thereafter as practicable, the Company shall deliver to the Holder, or as otherwise directed by such Holder in writing, all principal and interest due and payable on such date.

      2.3 Usury Savings Clause. This Note and all agreements between Company and Holder, present or future, written or oral, are limited so that, whether by reason of demand or acceleration of the maturity hereof or otherwise, interest contracted for, charged, received, paid or agreed to be paid to any Holder, may never exceed interest computed at the highest lawful contract rate of interest. If interest would otherwise be payable to any Holder hereof in excess of interest computed at the highest lawful contract rate of

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           interest, the interest payable to Holder must be reduced to interest computed at the highest lawful contract rate of interest; and if any Holder ever receives anything of value deemed interest by applicable law in excess of interest computed at the highest lawful contract rate of interest, all excess interest must be applied to the reduction of the principal hereof and not to the payment of interest, or if such excess interest exceeds the unpaid balance of principal hereof, such excess must be refunded to the Company. All interest paid or agreed to be paid to Holder must, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period this Note is outstanding until payment in full of the principal (including the period of any renewal or extension hereof) so that the interest for such full period does not exceed interest computed at the highest lawful contract rate of interest. This paragraph controls all agreements between Company and Holder.

        3. Covenants. So long as any Note is outstanding the following provisions shall be applicable.

           3.1 Payment. The Company shall pay the principal and interest on this Note according to its terms, computing interest for any period of less than three months on the basis of actual days elapsed over a 365-day year.

           3.2 Corporate Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises. However, the Company need not preserve a right or franchise if the Board determines that its preservation is no longer desirable in the conduct of the Company's business, and that its loss is not disadvantageous in a material respect to the Note Holders.

        4.  Amendments.

            4.1 By 66% Consent. With the written consent of Holders of 66
                2/3% or more of the unpaid principal amount of the Notes at the time outstanding, the Company may add, delete or change provisions of the Notes (and the corresponding rights of Holders) except as specified in Section 4.2.

            4.2 By 100% Consent. The written consent of Holders of 100% of the unpaid principal amount of the Notes shall be necessary to: (i) change the first payment date; (ii) reduce the principal amount; (iii) reduce the interest rate; (iv) extend the time for payment of interest; (v) change the method or medium of payment of principal or interest; (vi) change this
                Section 4.2.

            4.3 Effect of Amendment. An amendment under Section 4.1 or 4.2 shall apply equally to all Holders of the Notes then outstanding. It shall be binding upon them, upon future Holders of the Notes, and upon the Company, whether or not a
                Note is marked to indicate the amendment. A Note issued thereafter shall bear a notation of the amendment.

            4.4 Notice of Amendment. The Company shall give the Note Holders immediate written notice of an amendment. The notice shall include a copy of the amendment and a copy of the consent.

        5.  Default.

            5.1 Event of Default Defined. Each of the following is an event of default.

                1. Principal. The Company does not pay the principal of any of the Notes when the same becomes due.

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                2. Interest. The Company does not pay the interest or premium on any Note for more than 30 days after the same becomes due.

                3. Misrepresentations. A material representation or warranty made by the Company herein or in a writing furnished in connection with the purchase of this Note is false in a material respect on the date as of which made.

                4. Other Covenants. The Company does not perform or observe any other agreement, covenant, term or condition hereof and the nonperformance or nonobservance is not remedied within thirty days after written notice specifying the nonperformance or nonobservance is received by the Company from one or more of the Note Holders.

                 5. Assignment for Creditors. The Company or a subsidiary
                    makes an assignment for the benefit of creditors.

                 6. Voluntary Receivership, etc. The Company:  i) petitions or applies to a tribunal for the appointment of a trustee or receiver of the Company, or of any substantial part of the assets thereof; or (ii) commences a proceeding relating to the Company under a bankruptcy, reorganization, arrangement, insolvency, debt readjustment, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect.

                 7. Involuntary Receivership, etc. An involuntary
                    receivership application is filed, or such a proceeding is commenced, against the Company, and: (i) the Company by any act indicates its approval, consent, or acquiescence; or (ii) an order is entered appointing the trustee or receiver, or adjudicating the Company bankrupt or insolvent, or approving the petition in the proceeding, and the order remains in effect for more than sixty days.

                 8. Involuntary Dissolution, etc. In order is entered in a
                    proceeding against the Company decreeing the dissolution, winding up, liquidation, or split-up of the Company, and the order remains in effect for more than sixty days.

            5.2 Remedy; Acceleration. If an event of default occurs and continues, then the Holder or Holders of at least a majority of the unpaid principal amount of the Notes outstanding may, by notice in writing to the Company declare all of the unpaid principal of the Notes to be due, and all of the unpaid principal of the Notes shall then be, forthwith due and payable together with interest accrued thereon.

            5.3 Waiver. The Holders of a majority in unpaid principal amount of the Notes may, on behalf of all Holders of outstanding Notes and by written consent, waive any past default and its consequences except a default under Section 5.1(1) or (2) or a default in respect of a covenant or provision which under
                Section 4.2 can be changed only with the consent of all Holders of outstanding Notes. On waiver, the underlying event
                (s) of default shall be deemed cured for all purposes of the Note. No waiver shall extend to a later or other default, or impair any right consequent thereto.

            5.4 Rescission of Acceleration. The Holders of a majority in unpaid principal amount of the Notes may, on behalf of all Note Holders and by written consent, rescind and annul a declaration of acceleration under Section 5.2 if the Company

                                         -4-
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                pays all accrued interest on the Notes then outstanding and the unpaid principal and redemption premium (if any) on the Notes then outstanding which have become due otherwise than by the declaration. No rescission-annulment shall extend to a later or other default, orimpair any right consequent thereto.

        6.  Subordination.

            6.1 In General. The Notes (including this Note) are subordinated to and for the benefit of Senior Debt as provided in this
                Section 6.

            6.2 Senior Debt Defined. "Senior Debt" means the principal of and interest and premium (if any) on debt of the Company outstanding from time to time for money borrowed and financing leases from banks, insurance companies, other financial institutions regularly engaged in the business of lending and from equipment suppliers. Senior Debt does not include the Notes.

            6.3 Operative Events. Subordination shall operate in any payment or distribution of Company assets on dissolution, winding up, liquidation or reorganization of the Company (whether in receivership, bankruptcy, insolvency, assignment for benefit of creditors or other marshaling of assets and liabilities for the Company).

            6.4 Hold-back for Senior Debt. If an operative event (Section
                6.3) occurs, all Senior Debt shall be paid in full before any Note Holder shall receive any payment or distribution on account of the principal of or interest or redemption premium (if any) on the Notes.

            6.5 Pay-over to Senior Debt. If an operative event (Section 6.3)
                occurs, any payment or distribution to which the Note Holders would be entitled but for the hold-back of Section 6.4 shall be paid to the holders of the Senior Debt, in proportion to the unpaid amounts thereof, to the extent necessary to pay them in full (after giving effect to any concurrent payment). Payments or distributions so made shall among the Company, its creditors (other than the Senior Debt holders) and the Note Holders, not be deemed a payment or distribution to or on account of the Senior Debt. This Section 6.5 is intended solely to define the relative rights of the Senior Debt holders and the Note Holders.

            6.6 Reorganization Exception. Nothing in Section 6 prevents the payment or distribution to the Note Holders of securities of the Company (or any other corporation) as reorganized or readjusted if: (1) the securities are subordinated at least to the extent of this Section 6; (2) the Senior Debt is assumed by the new corporation, if any; and (3) the rights of the Senior Debt holders are not altered without their consent.

            6.7 Subrogation to Senior Debt. If the Senior Debt is paid in full, the Note Holders shall be subrogated to the rights of the Senior Debt holders so that any payment or distribution to which the Senior Debt holders would be entitled but for the fact that they have been paid in full through the pay -over of Section 6.5, shall be paid to the Holders of the Notes, in proportion to the unpaid amounts thereof, to the extent necessary to pay them in full (after giving effect to any concurrent payment). Payments or distributions so made shall among the Company, its creditors (other than Senior Debt holders) and the Note Holders, not be deemed a payment, or distributions to, or on account of the Notes. This
                Section 6.7 is intended solely to define the relative rights of the Senior Debt holders and the Note Holders.

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            6.8 Non-impairment of Notes. Nothing in Section 6 impairs among the Company, its creditors (other than the Senior Debt holders) and the Note Holders, the absolute and unconditional obligation to pay the principal of and the interest and redemption premium (if any) on the Notes when due and payable. Subject to Section 6, that obligation ranks equally with all other general obligations of the Company. Nothing in
                Section 6 affects the relative rights of the Note Holders and other creditors of the Company (other than the Senior Debt holders). Nothing in Section 6 prevents the Note Holders from exercising remedies otherwise permitted by law on the occurrence of an event of default (Section 5.1), subject to the rights (if any) of the Senior Debt holders to receive, in accordance with Section 6, payments or distributions otherwise receivable by the Note Holders on the exercise of their remedies. On occurrence of an event of default, Note Holders may file claims or proofs of claim but they must include a specific reference to their subordination pursuant to Section 6.

            6.9 No Waiver. No present or future holder of Senior Debt shall in any way be prejudiced or its rights to enforce subordination impaired: (1) by an act or failure to act by the Company; or (2) by non compliance by the Company with the terms of the Notes; and in either case regardless of any knowledge such holder may have or be charged with.

         7. Payments Without Presentment. The Company shall pay interest on, redemption premium (if any) on, and principal (except a payment of all the unpaid principal amount of this Note pursuant to
            Section 2) without presentment of the Note and without notation of payment being made on the Note. Payment shall be made by check mailed to the registered Holder in accordance with Section 11.

         8. Transfer. This Note is transferable only on the books of the Company (at its office or agency maintained in Salt Lake City, Utah) by the registered Holder in person or by attorney on surrender of this Note properly endorsed.

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE APPLICABLE ACTS OR UNTIL THE CORPORATION HAS RECEIVED ADVICE OF ITS COUNSEL THAT THE SECURITIES MAY BE TRANSFERRED WITHOUT SUCH REGISTRATION.

         9. Registered Owner. Prior to the presentment for registration of transfer of this Note the Company and any agent of the Company may treat the registered Holder as the absolute owner of this Note for all purposes, whether or not the Note is overdue. Neither the Company nor the agent shall be affected by any notice to the contrary (including any notation of ownership or other writing on the Note made by anyone other than the Company).

        10. No Recourse. No recourse shall be had for the payment of the principal, interest, or redemption premium (if any) on this Note, or for any claim based hereon against an incorporator, stockholder, officer or director as such (whether past, present or future) of the Company or any successor corporation, either directly through the Company or successor corporation, whether by virtue of a constitution, statute or rule of law or by the enforcement of an assessment or penalty or otherwise. All such liability is released and waived by the acceptance of this Note and as part of the consideration for its issuance.

        11. Notices; Addresses. All notices to the Holder or to the Company shall be given in writing by first class registered or certified

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            United States mail, postage prepaid, addressed:  (1) if to the
            Holder, at his address most recently furnished by him to the Company for that purpose; or (2) if to the Company, at 6375 South Highland Drive, Suite D, Salt Lake City, Utah 84121, Attention:
            President), or at such other address as the Company may specify by notice to the Holder. Notice shall be deemed given at the time so mailed. A notice by the Company of change of address of its office or agency for any payment on this Note shall be given at least ten business days before the date the change is to become effective, and shall specify such date. Checks may be sent to the Holder by ordinary mail, to the address indicated in clause (1).

        12. Table of Contents; Headings. The table of contents and headings are for organization, convenience and clarity. In interpreting this Note, they shall be subordinated in importance to the other written material.

        Witness the signature of an authorized officer of the Company.

                       THE BALANCED WOMAN, INC.



                       By:
                            Jeannene Barham, President

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                                                                  EXHIBIT A-1


                               DEMAND FOR PAYMENT


   The undersigned Holder in accordance to Section 2.2 hereby irrevocably:

      (1) requests payment of $                  principal amount of this
          Note which is outstanding together with interest owed thereon in accordance with the terms of this Note;

      (2) requests issuance and delivery of payment in the name of the Holder at the address shown below;

      (3) acknowledges that the Holder received or had made available to the Holder all financial or other information which the Holder considers necessary to an informed judgment as to the investment merits of this demand payment.



      Date


(Please sign exactly as name appears on Note)

In the presence of:





DELIVER TO:

             Name


             Address


             City,                                     State            Zip


             Taxpayer ID No.


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                                                                  EXHIBIT A-2

                                ASSIGNMENT FORM

        For value received,                 hereby sell, assign, and transfer
to                                  , all right, title and interest in and to
this Note in the principal amount of                                    , and
irrevocably appoint                                , attorney (with full power
of substitution) to transfer the Note on the books of the Company.

Date


                (Please sign exactly as name appears on Note)

Taxpayer ID No.


In the presence of:



Signature guaranteed by:


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